EXHIBIT 10.1

Defense Industries International, Inc.
12 Hamefalsim Street
Petach Tikva 9514, Israel

Re: Subscription Agreement

                                                       March, 7 2013

Gentlemen:

This subscription agreement ( the “Agreement”) is being entered into by the parties in anticipation of them completing their negotiations and entering into a share purchase agreement with respect to the investment by Elie Gugenheim, Mexican tax resident with Mexican tax ID number GUDA561011kr8, or his assigns ( the “Investor”), of up to $3 million US dollars in up to 18,297,848 shares of common stock, par value of $.0001(the "Shares") at an average price per share of US$0.164 (the "Average Price per Share") which represents at the date of this Agreement 33.33% of the outstanding share capital on a fully diluted and as converted basis of Defense Industries International, Inc., a Nevada corporation (the “Company”). The share purchase agreement is intended to permit the Investor to acquire up to 33.33% of the outstanding shares of the Company on a fully diluted and as converted basis ( the  “SPA” the "Contemplated Transaction" respectively).

1.	The Contemplated Transaction shall be executed several tranches as follows:

1.1.
First Tranche-in order to provide the Company with needed working capital, the Investor agrees to purchase a $1 million (one million US dollars) convertible note of the Company in the form attached hereto as Appendix A ( the “Note’). The Note shall have the term as set forth therein. The parties agree to use their best efforts to finalize the terms of the SPA during the period of 90 days from the date hereof. The parties intend that the Note shall be converted into the first $1 million tranche of the investment against issuance and sale by the Company to the Investor of 4,574,462 Shares at the agreed upon price of US$0.218 per share (the "Price per Share") which represents at the date of this Agreement 11.11% of the outstanding share capital of the Company on a fully diluted and as converted basis as will be covered by the Note and the SPA respectively (the "First Tranche Shares").

1.2.
Second Tranche- subject to the execution of the SPA, in consideration of an aggregate investment of US$1,000,000 (one Million US Dollars) by August 31st 2013 (the "Second Investment Amount'') the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, 5,881,451 Shares at the agreed upon price per share of US$ 0.17 , which represents at the date of this Agreement 11.11% of the outstanding share capital of the Company on a fully diluted and as converted basis all as will be covered by the SPA (the "Second Tranche Shares").

1.3.
Loan Conversion- subject to the execution of the SPA , in consideration for Investor's agreement to convert a US$500,000 loan provided to the Company pursuant to that certain  loan agreement  executed by and between Intercambio Comercial SA de CV, a company controlled by the Investor, and the Company (and several of its subsidiaries dated January 14, 2013, (the "Loan Amount"), concurrently with the Second Tranche, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company,  3,619,355 Shares at a price per share of US$0.138, which represents at the date of this Agreement 5.55%  of the outstanding share capital of the Company on a fully diluted and as converted basis, all as will be covered by the SPA  (the “Loan Conversion Shares”). It is further agreed that in the event of the conversion of the Loan Amount, the payment due under Section 1.2 of the Loan Agreement shall be waived.

1.4.
Option Grant- subject to the execution of the SPA, the Investor is granted an option to invest an additional US$500,000 in consideration of the issuance of 4,222,580 Shares an exercise price per share of US$0.118, which represents at the date of this Agreement 5.55 % of the outstanding share capital of the Company on a fully diluted and as converted basis (the ''Option''). The Option shall be exercisable for a period ending the  later of 12 months commencing at closing date of the SPA all as will be covered by the SPA or 15 months from the date hereof (the ''Exercise Period''). In addition, and notwithstanding the above said to the contrary, in the event that the Company's total equity in accordance to the Company's audited financial statements for the period ended on 31/12/12 shall be below US$5 million, the exercise price with respect to the Option shall be the par value per share.

1.5.
Outstanding warrants- in the event that the warrants issued to the Rabintex Trustee as presented in the capitalization table, have been extinguished without being exercised prior to the execution of the Second Tranche, the Loan Conversion, or the Option Grant , the as adjusted calculation used to determine the number of shares to be issued and sold to the Investor in each such transaction shall be revised to reflect the reduced outstanding shares on an as adjusted basis, but without affecting the percentage which would accrue to the Investor of outstanding as newly adjusted shares at the time of each such investment, as detailed above. The Investor agrees that neither he nor his assigns shall purchase the warrant from the Rabintex Trustee without the approval of the Company.

2.
Subscription.  The undersigned, or his assigns (referred herein as the “Purchaser” or the "Investor") subscribes for and agrees to purchase a $1 million (one million US dollars) convertible note of the Company in the form attached hereto as Appendix A ( the “Note’). The Note is convertible into 4,574,462 Shares at a price per share of US$0.218, representing 11.11% of the outstanding shares of the Company on a fully diluted as converted basis. . Within 7 days from the date hereof the Investor shall provide the Company with payment for the Note by a wire transfer made into the Company’s bank account details of which are as follows: ACHIDATEX NAZARETH ELITE (1977) LTD

LEUMI BANK
618-BRANCH NO.
BRANCH ADRESS-HERZEL 1 ASHDOD
ACCOUNT NO. -
IBAN-

 It is agreed the transfers of sums to any account addressed herein shall be deemed as payment to the Company.

3.
Conditions of the Investor’s Obligations at Closing.  The representations and warranties of the Company contained in this Agreement and the Note shall be true and correct in all material respects on and as of the Closing.

4.	Representations, Warranties and Undertakings of the Investor. In order to induce you to accept this subscription, the Investor hereby represents warrants and agrees as follows:

4.1.	The Investor is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act") and am acquiring the Shares for my own account

4.2.
The Investor understands that the Note and the shares issuable upon the conversion of the Note to be issued to him (i) have not been registered under the Securities Act, (ii) are being acquired by the Investor in a transaction exempt from the registration requirements of the Securities Act and (iii) are "restricted securities" as defined in Rule 144(a)(3) under the Securities Act.

4.3.
The Investor is experienced in investing in securities similar to the Note. The Investor has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of my investment in the Note, and is able to bear the economic risk of an investment in the Note.  The Investor has had access to such public financial and other information concerning the Company and the Note.

4.4.	The Investor has made its own investment decision in respect of the Note on the basis of Company’s representations and warranties made herein and therein.

5.
Undertakings of the Company.  In connection with this subscription, during a period commencing hereon and concluding on the of the execution of the SPA, the following actions shall require the prior written consent of the Investor:

5.1.
The declaration or payment of any dividend or the declaration or making of any other distribution including any repayment of capital or assets or the passing of any resolution to retain or allocate profits by the Company;

5.2.
The commencement or settlement by the Company in any jurisdiction of legal or arbitration proceedings other than routine debt collection which involve or might involve an amount (including related costs) in excess of US$100,000;

5.3.	The entering into, amendment or termination of any agreement (including without limitation early repayment of any indebtedness) by the Company;

5.4.	Amendment of the incorporation documents including, but without limitation, the Company’s certificate of incorporation or bylaws;

5.5.	any acquisition, consolidation, merger or other business combination or any conversion to another type or form of business entity;

5.6.	any transaction involving the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the assets of the Company or any Subsidiary;

5.7.
the adoption of a plan or proposal for a complete or partial liquidation, reorganization or recapitalization or commencement of any case, proceeding or action seeking relief under any laws relating to bankruptcy, insolvency, conservatorship or relief of debtors, or applying for or consenting to the appointment of a receiver, trustee, custodian, conservator or similar official, or filing an answer admitting the material allegations of a petition filed against the Company or any of its subsidiaries in any such proceeding, or making a general assignment for the benefit of creditors, or admitting in writing its inability or failing generally to pay its debts as they become due;

5.8.	any transaction with any officer, shareholder, any Affiliate thereof or any Affiliate of the Company;

5.9.	any change in any material respect to the Company’s business as currently conducted or entry into any new line of business not within the scope of the Company’s business as currently conducted;

5.10.
except as otherwise expressly permitted or disclosed in the Capitalization table contained in Schedule 6.6.1hereto, the issuance or grant of (a) any securities of the Company, including any instruments convertible or exchangeable into securities of the Company; or (b) options, warrants or other rights to purchase or otherwise acquire securities of the Company.

6.
Representations and Warranties by the Company- The Company represents and warrants as follows to the Investor and acknowledges that the Investor is relying upon the following representations and warranties which are made as of the Closing Date in connection with the execution of this Agreement and the Note:

6.1.
Shares.  The Shares when issued will be duly authorized, validly issued, fully paid, and nonassessable and free and clear of all liens, pledges, charges, security interests, claims, encumbrances, third party rights or any restrictions of any kind (other than those restrictions set forth in the Company's certificate of incorporation or in any applicable law, rules or regulations).

6.2.
Corporate Action.  All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and the Note has been taken prior to the date hereof.

6.3.
Organization and Power.  Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all necessary power and authority to execute, deliver and perform this Agreement the Note and all other documents or instruments contemplated hereby required of Company (the “Transaction Documents”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

6.4.
Authorization.  The execution, delivery and performance by Company of this Agreement and the Note have been duly and validly authorized by all necessary corporate action.  This Agreement the Note and the Transaction Documents have been duly executed and delivered by Company and constitute the valid and binding obligation of Company, enforceable against it in accordance with its terms.

6.5.
Non-Contravention.  The execution, delivery and performance of this Agreement and the Note by the Company, and the completion of the Contemplated Transactions contemplated by this Agreement the Note and the Transaction Documents, do not and will not:

6.5.1.	contravene any provision of the certificate of incorporation, by-laws or other constitutive documents of the Company;

6.5.2.
result in a violation or breach of, or constitute a default (or an event, condition or occurrence which, with notice or passage of time or both, would constitute a default) under, or give rise to any termination rights, rights of first refusal or other buy-sell rights or the amendment, acceleration or cancellation of or change in any rights or obligations of any person under, any provision of any contract, agreement, commitment, lease, license, concession, franchise or permit to which the Company is a party or by which it is bound or subject or of which it is a beneficiary;

6.5.3.
give rise to any right of termination or acceleration of indebtedness by any person, or cause any third party indebtedness owing by it to become due and payable before its stated maturity or cause any available credit to cease to be available;

6.5.4.	cause the Company to become subject to or become liable for the payment of any tax or cause any assets of the Company to be reassessed or revalued by any governmental authority;

6.5.5.
result in a breach of any law, regulation, order, judgment or decree of any court or governmental authority or give any governmental authority the right to revoke, withdraw, suspend, cancel or terminate any permit of the Company or to challenge the transactions contemplated by this Agreement;

6.5.6.
result in the imposition of, give rise to or trigger any encumbrance upon any of the assets of the Company, or restrict, hinder, impair or limit the ability of the Company to conduct its business as now conducted;

6.5.7.	contravene in any material respect any applicable law;

6.5.8.	cause the Company to lose the benefit of any right (including rights relating to owned intellectual property or licensed intellectual property) or privilege it presently enjoys;

6.5.9.	entitle any person to receive from the Company any finder’s fee, brokerage or other commission; or

6.5.10.	result in the loss or impairment of or any default under any permit held by the Company.

6.6.	Capitalization of the Company.

6.6.1.	Schedule 6.6.1 to this Agreement sets out particulars of the authorized and outstanding share capital of the Company.

6.6.2.
All of the shares indicated on such Schedule as being outstanding have been validly issued and are outstanding as fully paid and non-assessable shares, and were issued free of any pre-emptive rights or other encumbrances.

6.6.3.
Except as disclosed in Schedule 6.6.1 hereto, there are no options, warrants, purchase rights, subscription rights, conversion privileges, exchange rights, pre-emptive rights or other rights, agreements or commitments of a similar nature to which the Company is bound relating to the outstanding or unissued share capital of the Company or obligating the Company to issue any shares of, or other equity interest in the Company or securities or obligations of any kind convertible into or exchangeable for any shares of the Company, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company.

6.6.4.
There are no outstanding bonds, debentures or other evidences of indebtedness of the Company having the right to vote (or that are convertible for, exercisable into or exchangeable for securities having the right to vote) on any matter on which the holders of shares may vote.

6.6.5.
There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of the Company or any agreements or other arrangements regarding the voting or disposition of any outstanding shares of the Company.

6.7.
SEC Filings.  Except as provided in Schedule 6.7_hereto since January 1, 2010:, (a) the Company has made all filings required to be made by the Securities Act, as amended and the Securities Exchange Act, as amended, (b) all filings by the Company with the SEC, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, (c) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (d) all financial statements contained or incorporated by reference therein complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the financial condition and results of operations of the Company at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

6.8.
Subsidiaries.  Except as provided in Schedule 6.8____hereto the Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. However, Isorad IR Optic Ltd, Mayosar Technologies Ltd. and Mayoben Developments and Investments Ltd.   are not part of the Company's activities and therefore each of such companies should not be  considered a subsidiary with respect to this agreement.

6.9.
Financial Statement. The Company's draft Financial Statements for the period ended on 12/31/12 are provided in Schedule 6.9  hereto and in all material respects (i) have been prepared from, and are in accordance with, the books of account and other financial records of the Company’ (ii) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated; and (iii) fairly and accurately present the financial position of the Company and the results of operations as of the dates and throughout the periods indicated.

7.
Further Documents.   The parties  agree to execute any and all such other and further instruments and documents, and to take any and all such further actions reasonably required to effectuate this Agreement and the intent and purposes hereof

8.
Executions of SPA; Registration Right Agreement; Voting Agreement. Promptly following the date hereof the Parties agree to enter into immediate negotiations and enter into an SPA, a Registration Rights Agreement and a Voting Agreement (entitling the Investor to nominate one director to the Company's board of directors) within a period of 90_days from the date hereof. Such agreements shall be based upon the terms provided herein including the provisions 5.1 to 5.10 of this Subscription Agreement.

9.
Exclusive Distribution. The Parties agree to provide the Investor or his assignee the sole and exclusive right to conduct the Company’s (and any subsidiary thereof) sales activities in Mexico as will more fully detailed in a separate agreement to be executed simultaneously with the SPA at most favorable pricing.

10.
Failure to enter Into the SPA. Failure by the Parties to enter into an SPA a Registration Right Agreement and a Voting Agreement and the remaining Transaction Documents or failure by the Company to approve such agreements by the period provided herein, will entitle the Investor , at Investor's full discretion, to : (i) either call for the Loan pursuant to the terms of the Note; (ii) or implement the Contemplated Transaction pursuant to the terms set forth here in section 1 hereinabove provided that failure by the parties to enter into the SPA shall entitle the Investor to subscribe for the Shares at a 15% discount to the price per share and the new Average Price Per Share shall be US$0.138 per share, and all tranches shall be adjusted accordingly (the "Reduced Purchased Price") provided however that in the event that the Company's total equity presented in Schedule 6.9_ exceeds $6.5 million US dollars, as presented in the Company's latest financial statements , no reduction in the Average Price Per Share shall be made and the Average Price Per Share shall be as set forth in the above preamble. In the event that the Investor shall decide to implement the Contemplated Transaction, the terms of this Agreement shall continue to apply mutates mutandis (including but not limited to the terms of section 5 here above which shall continue to apply notwithstanding anything said herein to the contrary). The Company agrees to execute any and all such other and further instruments and documents, and to take any and all such further actions reasonably required to effectuate this Agreement and the intent and purposes hereof which instruments shall include among others, such  board and shareholders approvals as required. It is further agreed that in the event that the Investor shall have the right to purchase Shares at the Reduced Purchased Price, the Investor shall not be able to purchase more shares but shall have the option to purchase the same amount of shares which he could have purchased in accordance with the Average Price Per Share, however at the Reduced Purchased Price.

11.
Notices.   All notices or other communications required or permitted hereunder shall be in writing and shall either by (i) delivered personally or by telecopy or (ii) mailed by overnight mail delivery, as follows:

If to the Company:

              Defense Industries International, Inc.
               12 Hamefalsim Street
               Petach Tikva 9514, Israel

If to Investor
Elie Gugenheim
Avenida de las Fuentes No. 41-A, Desp. 1001/1002
Col. Lomas de Tecamachalco
Naucalpan de Juarez, Estado de México
México          C.P. 53950
Tel.     5255 5589 1800

or at such other address or facsimile number as shall be designated by such party in a notice to the other party provided in accordance with this Section.  Except as otherwise provided in this Agreement, all notices shall be deemed to have been duly given:  (i) on the date actually received by the addressee, if notice was sent by regular mail, (ii) on the date receipted for (or refused) on the return receipt, if the notice was sent by registered or certified mail, (iii) when personally delivered, if notice was hand delivered, (iv) upon transmission with confirmation receipt, if notice was sent by facsimile, or (v) the date delivered at the designated address, if notice was sent by overnight mail or overnight courier service, or in each case to such other address as shall have last been furnished by like notice.  Each notice or communication shall be deemed to have been given as of the date so delivered, as the case may be.

12.
Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the courts sitting in the City of Tel Aviv.

13.
Assignment.  This Agreement shall not be directly or indirectly assignable or delegable by the Company.  The Investor may assign this Agreement as long as such assignment complies with the Securities Act of 1933, as amended.

By:_______________________________
Name:

___________________________
Tax I.D. Number
ACCEPTED AND AGREED TO
THIS       DAY OF MARCH 2013

Defense Industries International, Inc.

By:  ______________________
Name:  Uri Nissani
Title: President and CEO